                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                    American Industrial Properties REIT, Inc.
                   -------------------------------------------
                                (NAME OF ISSUER)


                                  Common Stock
                                 --------------
                         (TITLE OF CLASS OF SECURITIES)


                                    026791202
                                   -----------
                                 (CUSIP NUMBER)



--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/X/      RULE 13d-1(b)

/ /      RULE 13d-1(c)

/ /      RULE 13d-1(d)

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                                PAGE 1 OF 8 PAGES



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  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management, Inc.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-4160747

--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   /X/
                                                                      (b)   / /
--------------------------------------------------------------------------------
  3       SEC USE ONLY

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  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              0

                       ---------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY
        EACH           ---------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              0

                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              543,630

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          543,630

--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment Management (Securities), L.P.
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          2.59%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management (Securities), L.P.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-3991973
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) /X/
                                                                      (b) / /
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              481,520
                       ---------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              481,519
      OWNED BY
        EACH           ---------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              481,520

                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              481,519

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          963,039

--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment Management, Inc.
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.58%

--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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ITEM 1.

         (a)      Name of Issuer

                  American Industrial Properties REIT, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  6210 N. Beltline Rd.
                  Irving, TX  75063

ITEM 2.

       LaSalle Investment Management, Inc. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management, Inc.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601


         (c)      Citizenship

                  Maryland


         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  411465107

         LaSalle Investment Management (Securities), L.P. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management (Securities), L.P.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601


         (c)      Citizenship

                  Maryland

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         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  94856P102

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a)      / /   Broker or Dealer registered under Section 15 of the Act
         (b)      / /   Bank as defined in Section 3(a)(6) of the Act
         (c)      / /   Insurance Company as defined in Section 3(a)(19) of the
                        Act
         (d)      / /   Investment Company registered under Section 8 of the
                        Investment Company Act
         (e)      /X/   Investment Adviser registered under Section 203 of the
                        Investment Advisers Act of 1940
         (f)      / /   Employee Benefit Plan, Pension Fund which is subject
                        to the provisions of the Employee
                        Retirement Income Security Act of 1974 or Endowment
                        Fund; see Section 240.13d-1(b)(1)(ii)(F)
         (g)      / /   Parent Holding Company, in accordance with
                        Section 240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h)      / /   A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act
         (i)      / /   A church plan that is excluded from the  definition of
                        an investment company under section
                        3(c)(14) of the Investment Company Act of 1940
         (j)      / /   Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

         * This response is provided on behalf of LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.  OWNERSHIP

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

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LaSalle Investment Management, Inc. provides the following information:

  (a)      Amount Beneficially Owned

           543,630


  (b)      Percent of Class

           2.59%

  (c)      Number of shares as to which such person has:

           (i)      sole power to vote or to direct the vote

                    0

           (ii)     shared power to vote or to direct the vote

                    0

           (iii)    sole power to dispose or to direct the disposition of

                    0

           (iv)     shared power to dispose or to direct the disposition of

                    543,630

LaSalle Investment Management (Securities), L.P. provides the following information:

  (a)      Amount Beneficially Owned

           963,039


  (b)      Percent of Class

           4.58%

  (c)      Number of shares as to which such person has:

           (i)      sole power to vote or to direct the vote

                    481,520

           (ii)     shared power to vote or to direct the vote

                    481,519

           (iii)    sole power to dispose or to direct the disposition of

                    481,520

                                       6

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           (iv)     shared power to dispose or to direct the disposition of

                    481,519

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The two members of the Group are: LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS").

         LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and LIMS, each registered investment advisers, have different advisory clients.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                       7

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated:   February 9, 2001


                                          LASALLE INVESTMENT
                                          MANAGEMENT, INC.


                                          By:/s/ DENISE R. ORGANT
                                             -----------------------------------
                                          Name:    Denise R. Organt
                                          Title:   Vice President


                                          LASALLE INVESTMENT
                                          MANAGEMENT
                                          (SECURITIES), L.P.


                                          By:/s/ DENISE R. ORGANT
                                             -----------------------------------
                                          Name:    Denise R. Organt
                                          Title:   Vice President




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